February 22, 2005

Re:      Proxy Proposal 5

Dear shareholder:

I am the lead independent director at Headwaters Incorporated and Chairman of our Compensation Committee. I am writing to ask for your vote in favor of proposal number 5 to approve the Headwaters Long Term Incentive Compensation Plan as described in the Proxy Statement for the Annual Meeting of Stockholders to be held on Tuesday, March 1, 2005.

As you are aware, Headwaters financial performance over the last several years has been exceptional. In the last twelve months, the value of Headwaters common stock increased by 36%. Over the last five years, Headwaters stock price has increased from a price of less than $1 per share in late 1999 to more than $30 per share in 2005. Headwaters has created over $1,000,000,000 of increased market cap for shareholders. Our earnings per share has increased from $0.94 in 2001 to $1.95 in 2004.

One of the key factors in the positive returns for shareholders has been our ability to tie compensation to performance. Our short term economic value added bonus plan is keyed to specific individual goals that ultimately result in increased shareholder value. Over the last several months we have been developing a plan to tie long term incentive compensation to performance criteria. We believe that proposal number five in our current proxy requesting shareholder approval of a Long Term Incentive Compensation Plan will add to shareholder value and help us to continue Headwaters positive performance.

In a report dated February 16, 2005 Institutional Shareholder Services (ISS) evaluated proposal number five in our current proxy. ISS reported that our proposed long term incentive compensation plan has a cost well below the recommended cap. Our plan is significantly less expensive than plans to which we are compared.

However, ISS recommended against approval of the plan because of a new three year burn rate analysis. This analysis deals with the number of options and restricted stock granted annually compared to an ISS selected peer group within the same industry classification. In the previous two years, Headwaters was in the Commercial Services and Supplies group. This year, ISS used a different industry classification, selecting peers in a "Materials" industry classification. Presumably the classification changed because of Headwaters' acquisitions of Eldorado Stone in June 2004 and Tapco in September 2004, just before our year end. Under last year's industry classification, Headwaters would have passed the test. We failed the ISS analysis of proposal 5 solely because of the new industry classification.

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Late last year, FASB implemented FAS 123R, dealing with accounting for performance based equity compensation. After approval of FAS 123R, Headwaters Compensation Committee immediately began to explore alternatives to more closely tie long term incentive compensation to performance, believing that this is in the best interests of shareholders. Proposal 5 is a key part of our strategy to accomplish linking compensation to performance.

Voting for proposal 5 will help tie long term incentive compensation to performance, positively impacting shareholder value. Voting against proposal number 5 limits our ability to compensate based upon value creation that in the long run will be detrimental to shareholders. I request that you vote in favor of proposal number 5.

In order that your vote may be counted in time for our March 1, 2005 Annual Meeting of Stockholders, I ask that your vote be submitted or changed as soon as possible, but no later than February 28, 2005.

Thank you for your attention to this matter of importance to Headwaters.

Sincerely,

/s/ James A. Herickhoff

James A. Herickhoff
Compensation Committee Chairman
Headwaters Incorporated